FIDELITY EXCHANGE FUND



CROSS REFERENCE SHEET
FORM N-1A

ITEM NUMBER  PART A SECTION

1             *

2             *

3             Financial Statements

4             General Description of the Registrant; Part B Section,
              Item 13: Investment Objectives and Policies

5             Management of the Fund; Part B Section, Item 16:
              Investment Advisory and Other Services

5             *

5A            *

6             Capital Stock and Other Securities

7             Purchase of Securities Being Offered

8             Redemption or Repurchase of Shares

9             *


                             * Not Applicable

FIDELITY EXCHANGE FUND

CROSS REFERENCE SHEET
(CONTINUED)
FORM N-1A

ITEM NUMBER  PART B SECTION

10, 11           *

12               *

13               Investment Objectives and Policies; Brokerage
                 Allocation and Other Practices

14               Management of the Fund

15               Control Persons and Principal Holders of Securities

16               Investment Advisory and Other Services

17               Brokerage Allocation and Other Practices

18               Part A Section, Item 6: Capital Stock and Other
                 Securities

19               Purchase, Redemption and Pricing of Securities
                 Being Offered

20               Part A Section, Item 6: Capital Stock and Other
                 Securities

21               *

22               *

23               Financial Statements

* Not Applicable


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT
UNDER THE INVESTMENT COMPANY ACT OF 1940
 Amendment No.   1   9
 File No. 811-2614
Fidelity Exchange Fund
(Exact Name of Registrant as Specified in Charter)
82 Devonshire St., Boston, MA   02109
(Address of Principal Executive Offices) (Zip Code)
Registrant's Telephone Number  (617) 563-7000
   Eric D. Roiter    , Secretary
82 Devonshire Street,
Boston, Massachusetts 02109
(Name and Address of Agent for    Service)

PART A:  INFORMATION REQUIRED IN PROSPECTUS
ITEM 1. COVER PAGE.  Not applicable.
ITEM 2. SYNOPSIS.  Not applicable.
ITEM 3. CONDENSED FINANCIAL INFORMATION.  Per-Share Data in Financial
Statements.
ITEM 4. GENERAL DESCRIPTION OF THE REGISTRANT.
  FIDELITY EXCHANGE FUND is a diversified mutual fund of Fidelity Exchange Fund, an open-end management investment company organized as a Massachusetts business trust on December 31, 1984.
  The fund seeks long-term growth of capital. This objective may not be changed without a vote of the majority of the fund's voting securities as defined by the 1940 Act. The fund seeks to accomplish its objective by acquiring a diversified portfolio of equity securities, such as common stocks and securities convertible into common stocks, and by remaining substantially fully invested in equity securities, except for cash and short-term debt obligations to meet current and anticipated cash needs. The fund believes that over a period of time market prices and dividend increases will generally follow increases in asset values and earnings. Thus the fund expects to receive moderate income over time. It is probable, however, that the securities acquired by the fund will have relatively low dividends at the time of acquisition. The fund has the flexibility to pursue its objective through domestic or foreign equity securities.
 Diversification, or the spreading of risk, is basic to a sound, well-rounded investment program. The fund's manager, Fidelity Management & Research Co. (FMR), seeks to diversify the fund's investments among individual companies. It is also the fund's policy not to concentrate its assets in any single industry. The emphasis on these policies in the management of the fund's portfolio, however, cannot eliminate the market risk inherent in any portfolio of equity securities.
 EQUITY SECURITIES may include common stocks, preferred stocks, convertible securities, and warrants. Common stocks, the most familiar type, represent an equity (ownership) interest in a corporation. Although equity securities have a history of long-term growth in value, their prices fluctuate based on changes in a company's financial condition and on overall market and economic conditions. Smaller companies are especially sensitive to these factors.
 RESTRICTIONS: With respect to 100% of total assets, the fund may not purchase more than 10% of the outstanding voting securities of a single issuer.
 EXPOSURE TO FOREIGN MARKETS. Foreign securities, foreign currencies, and securities issued by U.S. entities with substantial foreign operations may involve additional risks and considerations. These
include risks relating to political   ,     economic   , or
regulatory     conditions in foreign countries   ;     fluctuations in
foreign currencies   ;     withholding or other taxes   ; trading,
settlement, custodial, and other     operational risks   ;     and the
potentially less stringent investor protection and disclosure standards of foreign markets. Additionally, governmental issuers of foreign debt securities may be unwilling to pay interest and repay principal when due and may require that the conditions for payment be renegotiated. All of these factors can make foreign investments,
especially those in    emerging markets,     more volatile    and
potentially less liquid     than U.S. investments.
 REPURCHASE AGREEMENTS. In a repurchase agreement, the fund buys a security at one price and simultaneously agrees to sell it back at a higher price. Delays or losses could result if the other party to the agreement defaults or becomes insolvent.
 ADJUSTING INVESTMENT EXPOSURE. The fund can use various techniques to increase or decrease its exposure to changing security prices, interest rates, currency exchange rates, commodity prices, or other factors that affect security values. These techniques may involve derivative transactions such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, purchasing indexed securities, and selling securities short. FMR can use these practices to adjust the risk and return characteristics of the fund's portfolio of investments. If FMR judges market conditions incorrectly or employs a strategy that does not correlate well with the fund's investments, these techniques could result in a loss, regardless of whether the intent was to reduce risk or increase return. These techniques may increase the volatility of the fund and may involve a small investment of cash relative to the magnitude of the risk assumed. In addition, these techniques could result in a loss if the counterparty to the transaction does not perform as promised.
 The fund will not hedge more than 25% of its total assets by selling futures, buying puts and writing calls under normal conditions. In addition, the fund will not buy futures or write puts whose underlying value exceeds 25% of its total assets, and will not buy calls with a value exceeding 5% of its total assets. The fund's policies regarding futures contracts and options are not fundamental and may be changed at any time without shareholder approval.
 DIVERSIFICATION. Diversifying a fund's investment portfolio can reduce the risks of investing. This may include limiting the amount of money invested in any one issuer or, on a broader scale, in any one industry.
 RESTRICTIONS: With respect to 100% of its total assets, the fund may not purchase a security if, as a result, more than 5% would be invested in the securities of any issuer. This limitation does not apply to U.S. Government securities.
 The fund may not invest more than 25% of its total assets in any one industry. This limitation does not apply to U.S. Government securities.
 BORROWING. The fund may borrow from banks or from other funds advised by FMR, or through reverse repurchase agreements. If the fund borrows money, its share price may be subject to greater fluctuation until the borrowing is paid off. If the fund makes additional investments while borrowings are outstanding, this may be considered a form of leverage.
 RESTRICTIONS: The fund may borrow only for temporary or emergency purposes, but not in an amount exceeding 33 1/3% of its total assets.
 LENDING securities to broker-dealers and institutions, including Fidelity Brokerage Services, Inc. (FBSI), an affiliate of FMR, is a means of earning income. This practice could result in a loss or a delay in recovering the fund's securities. The fund may also lend money to other funds advised by FMR.
 RESTRICTIONS: Loans, in the aggregate, may not exceed 33 1/3% of the fund's total assets.
 FUNDAMENTAL INVESTMENT POLICIES AND RESTRICTIONS.
 The fund seeks long-term growth of capital.
 With respect to 100% of its total assets, the fund may not purchase a security if, as a result, more than 5% would be invested in the securities of any issuer and may not purchase more than 10% of the outstanding voting securities of a single issuer.
 The fund may not invest more than 25% of its total assets in any one industry.
 The fund may borrow only for temporary or emergency purposes, but not in an amount exceeding 33 1/3% of its total assets.
 Loans, in the aggregate, may not exceed 33 1/3% of the fund's total assets.
ITEM 5. MANAGEMENT OF THE FUND.
 THE FUND IS GOVERNED BY A BOARD OF TRUSTEES which is responsible for protecting the interests of shareholders. The trustees are
experienced executives who meet    periodically     throughout the
year to oversee the fund's activities, review contractual arrangements with companies that provide services to the fund, and review the
fund's performance.     The trustees serve as trustees for other
Fidelity funds.     The majority of trustees are not otherwise
affiliated with Fidelity.
 The fund is managed by FMR, which chooses the fund's investments and
handles its business affairs.  As of    February 28    , 199   8    ,
FMR advised funds having more than    36     million shareholder
accounts with a total value of more than $568 billion.
    Timothy E. Heffernan is manager of Exchange, which he has managed since June 1997. He also manages another Fidelity fund, as well as limited partnerships and structured equity investments. Mr. Heffernan joined Fidelity in 1984.
 Fidelity investment personnel may invest in securities for their own account pursuant to a code of ethics that establishes procedures for personal investing and restricts certain transactions.
    Fidelity Service Company, Inc. (FSC), 82 Devonshire Street, Boston, Massachusetts 02109, an affiliate of FMR, is transfer, dividend disbursing, and shareholder servicing agent for the fund. In the fiscal year ended December 1997, the fund paid FSC fees equal to 0.07% of its average net assets.
 FMR Corp. is the ultimate parent company of FMR. Members of the Edward C. Johnson 3d family are the predominant owners of a class of shares of common stock representing approximately 49% of the voting power of FMR Corp. Under the Investment Company Act of 1940 (the 1940
Act), control of a company is presumed where one individual or group of individuals owns more than 25% of the voting stock of that company; therefore, the Johnson family may be deemed under the 1940 Act to form a controlling group with respect to FMR Corp.
 A broker-dealer may use a portion of the commissions paid by the fund to reduce the fund's custodian or transfer agent fees. FMR may use its broker-dealer affiliates and other firms that sell fund shares to carry out the fund's transactions, provided that the fund receives brokerage services and commission rates comparable to those of other broker-dealers.
ITEM 5A. MANAGEMENT'S DISCUSSION OF PERFORMANCE. Not applicable.
ITEM 6. CAPITAL STOCK AND OTHER SECURITIES.
 THE FUND MAY HOLD SPECIAL    SHAREHOLDER     MEETINGS AND MAIL PROXY
MATERIALS. These meetings may be called to elect or remove trustees, change fundamental policies, approve a management contract, or for other purposes. Shareholders not attending these meetings are encouraged to vote by proxy. Fidelity will mail proxy materials in advance, including a voting card and information about the proposals to be voted on. You are entitled to one vote for each share you own.
 Shareholder inquiries may be made by writing Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109.
 Fidelity Exchange Fund (the fund) is an open-end management investment company originally organized as a limited partnership under the Uniform Limited Partnership Act of Nebraska on December 22, 1975. Effective as of the close of business on December 31, 1984, the fund was reorganized as a Massachusetts business trust.
 In the event that FMR ceases to be the investment adviser of the fund, the right of the fund to use the identifying name "Fidelity" may be withdrawn.
 SHAREHOLDER AND TRUSTEE LIABILITY. The trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of such a trust may, under certain circumstances, be held personally liable for the obligations of the trust. The Declaration of Trust provides that the trust shall not have any claim against shareholders except for the payment of the purchase price of shares and requires that each agreement, obligation, or instrument entered into or executed by the trust or the Trustees shall include a provision limiting the obligations created thereby to the trust and its assets. The Declaration of Trust provides for indemnification out of the fund's property of any shareholder held personally liable for the obligations of the fund. The Declaration of Trust also provides that the fund shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the fund and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the fund itself would be unable to meet its obligations. FMR believes that, in view of the above, the risk of personal liability to shareholders is remote.
 The Declaration of Trust further provides that the Trustees, if they have exercised reasonable care, will not be liable for any neglect or wrongdoing, but nothing in the Declaration of Trust protects Trustees against any liability to which they would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of their office.
 VOTING RIGHTS. The fund's capital consists of shares of beneficial interest. The shares have no preemptive or conversion rights; the voting and dividend rights, the right of redemption, and the privilege of exchange are described in the Prospectus. Shares are fully paid and nonassessable, except as set forth under the heading "Shareholder and Trustee Liability" above. Shareholders representing 10% or more of the trust or a fund may, as set forth in the Declaration of Trust, call meetings of the trust or a fund for any purpose including the purpose of voting on removal of one or more Trustees. The trust or any fund may be terminated upon the sale of its assets to another open-end management investment company, or upon liquidation and distribution of its assets, if approved by vote of the holders of a majority of the outstanding shares of the trust or the fund. If not so terminated, the trust and the fund will continue indefinitely.
    DIVIDENDS, CAPITAL GAINS, AND TAXES    .
    The fund distributes substantially all of its net income and capital gains to shareholders each year. Normally, dividends are distributed in June and December. Capital gains are distributed in January and February. Dividend and capital gain distributions are payable in shares of the fund computed at net asset value or, at the election of each shareholder, in cash.
    DIVIDENDS. A portion of the fund's income may qualify for the dividends-received deduction available to corporate shareholders to the extent that the fund's income is derived from qualifying dividends. Because the fund may earn other types of income, such as interest, income from securities loans, non-qualifying dividends, and short-term capital gains, the percentage of dividends from the fund that qualifies for the deduction generally will be less than 100%. The fund will notify corporate shareholders annually of the percentage of fund dividends that qualifies for the dividends-received deduction. A portion of the fund's dividends derived from certain U.S. Government securities may be exempt from state and local taxation. Gains (losses) attributable to foreign currency fluctuations are generally taxable as ordinary income, and therefore will increase (decrease) dividend distributions. If the fund's distributions exceed its net investment company taxable income during a taxable year, all or a portion of the distributions made in the same taxable year would be recharacterized as a return of capital to shareholders, thereby reducing each shareholder's cost basis in the fund. Short-term capital gains are distributed as dividend income. The fund will send each shareholder a notice in January describing the tax status of dividends and capital gain distributions for the prior year.
    CAPITAL GAIN DISTRIBUTIONS.     Long-term capital gains earned by
the fund on the sale of securities and distributed to shareholders are federally taxable as long-term capital gains, regardless of the length of time shareholders have held their shares. If a shareholder receives a capital gain distribution on shares of the fund, and such shares are held six months or less and are sold at a loss, the portion of the loss equal to the amount of the capital gain distribution will be considered a long-term loss for tax purposes. Short-term capital gains distributed by the fund are taxable to shareholders as dividends, not as capital gains.
    FOREIGN TAXES. Foreign governments may withhold taxes on dividends and interest paid with respect to foreign securities. Foreign governments may also impose taxes on other payments or gains with respect to foreign securities. Because the fund does not currently anticipate that securities of foreign issuers will constitute more than 50% of its total assets at the end of its fiscal year, shareholders should not expect to claim a foreign tax credit or deduction on their federal income tax returns with respect to foreign taxes withheld.
    TAX STATUS OF THE FUND. The fund intends to continue to qualify each year as a "regulated investment company" for tax purposes so that it will not be liable for federal tax on income and capital gains distributed to shareholders. In order to qualify as a regulated investment company, the fund intends to distribute substantially all of its net investment company taxable income on a fiscal year basis, and intends to comply with other tax rules applicable to regulated investment companies.
 REDEMPTIONS. Shareholders have the right to redeem all or any portion of their shares, and will ordinarily receive portfolio securities of the fund in satisfaction of the redemption price. Generally speaking, a redemption is a taxable transaction. An individual shareholder will be taxed on the excess of the cash plus the fair market value of the portfolio securities received over his basis in the fund shares surrendered. If the cash plus the fair market value of the portfolio securities received on redemption do not exceed the basis of the fund shares redeemed, the shareholder should realize a capital loss. The basis in the hands of the shareholder of the portfolio securities received on redemption of the fund shares is the fair market value of such securities at the time of redemption.
 TAX RETURNS AND TAX INFORMATION. Following the close of each fiscal year the fund will supply each shareholder with information regarding the fund's activities for the year sufficient to allow him to complete his Federal income tax returns for such year. The fund's fiscal year ends on December 31. The fund is required by Federal law to withhold 31% of reportable payments (which includes dividends, capital gain distributions, and redemptions) paid to certain accounts whose owners have not complied with IRS regulations.
ITEM 7. PURCHASE OF SECURITIES BEING OFFERED.
 Shares of the fund are not currently offered to the public.
    Fidelity     normally calculates the fund's    net asset value
(    NAV   )     as of the close of business of the    New York Stock
Exchange (    NYSE   )    , normally 4   :00     p.m. Eastern time.
 THE FUND'S NAV is the value of a single share. The NAV is computed by adding the value of the fund's investments, cash, and other assets, subtracting its liabilities, and then dividing the result by the number of shares outstanding.
 The fund's assets are valued primarily on the basis of market quotations. Short-term securities with remaining maturities of sixty days or less for which quotations are not readily available are valued on the basis of amortized cost. This method minimizes the effect of
changes in a security's market value.     Foreign securities are
valued on the basis of quotations from the primary market in which they are traded, and are translated from the local currency into U.S.
dollars using current exchange rates.      In addition, if quotations
are not readily available, or if the values have been materially affected by events occurring after the closing of a foreign market,
assets may be valued by a   nother     method that the Board of
Trustees believes accurately reflects fair value.
ITEM 8. REDEMPTION OR REPURCHASE OF SHARES.
    Redemption requests must be made in writing. When you place an order to sell shares, your shares will be sold at the next NAV calculated after your order is received in proper form. Distribution of the proceeds of a redemption will be made within seven days after that date.
 A request for redemption or repurchase shall be deemed received    in
proper form     if it is accompanied by certificates for the shares
(if certificates have been issued) and a stock power (whether or not certificates have been issued) signed by the holder(s) of record exactly as the shares are registered, with signature(s) guaranteed by a bank, broker, dealer, credit union (if authorized under state law), securities exchange, or saving association. The request shall specify the number of shares to be redeemed and identify the investor's account number. Further documentation may be required if the request is made by a shareholder who is not an individual or by someone other than the holder of record.
 Redemptions may be suspended or payment dates postponed when the NYSE is closed (other than weekends or holidays), when trading on the NYSE is restricted or as permitted by the SEC.
 The net asset value of the shares on redemption or repurchase may be more or less than the initial offering price of the shares depending upon the market value of the fund's portfolio securities at the time of repurchase or redemption.
 In order to limit the realization of capital gains from the sale of portfolio securities to meet redemptions and repurchases of shares, the fund intends to follow a policy of redeeming or repurchasing its shares by the distribution of one or more portfolio securities in kind, to the extent it is practicable to do so. For this purpose portfolio securities distributed in kind shall be valued at their fair value as determined for purposes of computing the redemption or repurchase price. To the extent it is not practicable to redeem shares by a redemption in kind, the fund will redeem or repurchase its shares for cash. The securities which the fund will utilize in honoring redemptions or repurchases in kind will tend to be those which the fund believes are least likely to contribute to the realization of its investment objective and will tend to be the lowest tax cost lots of the security chosen.
 The fund will not realize any capital gains for Federal income tax purposes upon the distribution of portfolio securities in kind.
 Shareholders who wish to sell securities distributed to them will have to make their own arrangements for sale and will incur the brokerage or other costs involved. Neither the fund nor FSC will arrange for the sale on behalf of a shareholder of portfolio securities distributed in kind. The fund will, however, arrange for the delivery of the securities to a broker or dealer designated in advance by the redeeming shareholder. Unless granted an exemption by the SEC, the fund may be restricted in its ability to distribute portfolio securities in satisfaction of a redemption by a shareholder owning 5% or more of the fund's shares. If so requested by such a redeeming shareholder, the shares would be redeemed for cash.
ITEM 9. PENDING LEGAL PROCEEDINGS.  Not applicable.
PART B:  INFORMATION REQUIRED IN STATEMENT OF ADDITIONAL INFORMATION
ITEM 10. COVER PAGE.  Not applicable.
ITEM 11. TABLE OF CONTENTS.  Not applicable.
ITEM 12. GENERAL INFORMATION AND HISTORY.  Not applicable.
ITEM 13. INVESTMENT OBJECTIVES AND POLICIES.
 The following are the fund's fundamental investment limitations set forth in their entirety. Unless otherwise specified, neither these restrictions nor the fund's investment objective described above may be changed without approval by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the fund. The fund may not:
 (1) purchase or otherwise acquire the securities of any issuer (other than obligations issued or guaranteed as to principal and interest by the government of the United States or any agency or instrumentality thereof) if, as a result thereof, (a) more than 5% of the fund's total assets (taken at current value) would be invested in the securities of such issuer, or (b) the fund would own more than 10% of the outstanding voting securities of such issuer;
 (2) issue senior securities, except as permitted under the Investment Company Act of 1940;
 (3) make short sales of securities, unless at all times while a short position is open the fund owns or has the right to acquire the same securities in an amount at least equal thereto; and provided that, for this purpose, transactions in options and futures contracts shall not constitute short sales of securities;
 (4) purchase securities on margin, provided that payment of initial or variation margin in connection with transactions in futures contracts or options on futures contracts shall not constitute purchasing securities on margin;
 (5) borrow money, except that the fund may borrow money for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 33 1/3% of the value of its total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that come to exceed 33 1/3% of the fund's total assets by reason of a decline in net assets will be reduced within 3 days to the extent necessary to comply with the 33 1/3% limitation;
 (6) act as an underwriter;
 (7) knowingly purchase or otherwise acquire any securities which are subject to legal or contractual restrictions on resale; but the fund may acquire securities for which there is no readily available market, if, as a result thereof, no more than 10% of the fund's total assets (taken at current value) would thereby be invested in such securities;
 (8) purchase or otherwise acquire the securities of any issuer (other than obligations issued or guaranteed as to principal and interest by the government of the United States or any agency or instrumentality thereof) if, as a result thereof, more than 25% of the fund's total assets (taken at current value) would be invested in the securities of one or more issuers having their principal business activities in the same industry;
 (9) buy or sell real estate;
 (10) purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the fund from purchasing or selling options and futures contracts or from investing in securities or other instruments backed by physical commodities);
 (11) lend any security or make any other loan if, as a result, more than 33 1/3% of the fund's total assets would be lent to other parties, except (i) through the purchase of a portion of an issue of debt securities in accordance with its investment objective, policies, and limitations, or (ii) by engaging in repurchase agreements with respect to portfolio securities;
 (12) invest in the securities of other investment companies;
 (13) purchase or otherwise acquire the securities of any issuer (other than obligations issued or guaranteed as to principal and interest by the government of the United States or any agency or instrumentality thereof) if, as a result thereof, more than 5% of the fund's total assets (taken at current value) would be invested in the securities of companies which, including predecessors, have a record of less than 3 years' continuous operation;
 (14) invest in oil, gas, or other mineral exploration or development programs; or
 (15) purchase or retain the securities of an issuer if the Trustees of the fund, or the directors and officers of its Investment Adviser who individually own more than 1/2 of 1% of such issuer's outstanding securities, own, in the aggregate, more than 5% of such issuers outstanding securities.
 THE FOLLOWING INVESTMENT LIMITATIONS ARE NOT FUNDAMENTAL AND MAY BE CHANGED WITHOUT SHAREHOLDER APPROVAL:
 (i) The fund may borrow money only (a) from a bank or from a registered investment company or portfolio for which FMR or an affiliate serves as investment adviser or (b) by engaging in reverse repurchase agreements with any party (reverse repurchase agreements are treated as borrowings for purposes of fundamental investment limitation (5)). The fund will not borrow from other funds advised by FMR or its affiliates if total outstanding borrowings immediately after such borrowing would exceed 15% of the fund's total assets.
 (ii) The fund does not currently intend to lend assets other than securities to other parties, except by lending money (up to 5% of the fund's net assets) to a registered investment company or portfolio for which FMR or an affiliate serves as investment adviser. (This limitation does not apply to purchases of debt securities or to repurchase agreements.)
 Investment limitation (5) is construed in conformity with the 1940 Act, and, accordingly, "3 days" means three days exclusive of Sundays and holidays. If the fund borrows money, its share price may be subject to greater fluctuation until the borrowing is paid off. To this extent, purchasing securities when borrowings are outstanding may involve an element of leverage.
    For the fund's limitations on futures and options transactions, see the section entitled "Limitations on Futures and Options Transactions" on page 16.
    The following pages contain more detailed information about types of instruments in which the fund may invest, strategies FMR may employ in pursuit of the fund's investment objective, and a summary of related risks. FMR may not buy all of these instruments or use all of these techniques unless it believes that doing so will help the fund achieve its goal.
 AFFILIATED BANK TRANSACTIONS.     A     fund may engage in
transactions with financial institutions that are, or may be considered to be, "affiliated persons" of the fund under the 1940 Act.
These transactions may    involve     repurchase agreements with
custodian banks; short-term obligations of, and repurchase agreements with, the 50 largest U.S. banks (measured by deposits); municipal securities; U.S. government securities with affiliated financial institutions that are primary dealers in these securities; short-term currency transactions; and short-term borrowings. In accordance with exemptive orders issued by the SEC, the Board of Trustees has established and periodically reviews procedures applicable to transactions involving affiliated financial institutions.
 EXPOSURE TO FOREIGN MARKETS. Foreign securities, foreign currencies, and securities issued by U.S. entities with substantial foreign operations may involve significant risks in addition to the risks inherent in U.S. investments.
 Foreign investments involve risk   s relating to local     political,
economic,    regulatory     or social instability, military action or
unrest, or adverse diplomatic developments, and may be affected by actions of foreign governments adverse to the interests of U.S.
investors.  Such actions may include    e    xpropriation or
nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government intervention. There is no assurance that FMR will be able to anticipate these potential events
or counter their effects.     In addition, the value of securities
denominated in foreign currencies and of dividends and interest paid with respect to such securities will fluctuate based on the relative strength of the U.S. dollar.
 It is anticipated that in most cases the best available market for foreign securities will be on an exchange or in over-the-counter
   (OTC) markets located outside of the United States. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and
securities of some foreign issuers    m    ay be less liquid and more
volatile than securities of comparable U.S. issuers.  Foreign security
trading   , settlement and custodial      practices    (    including
those involving securities settlement where fund assets may be
released prior to receipt of payment   ) are often less developed than
those in U.S. markets, and     may result in increased risk    or
substantial delays     in the event of a failed trade or the
insolvency    of, or breach of duty by,     a foreign
broker-dealer   , securities depository or foreign subcustodian    .
In addition, the costs    associated with     foreign
invest   ments    , including withholding taxes, brokerage commissions
and custodial costs, are generally higher than    with     U.S.
invest   ments.
    Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to U.S. issuers. Adequate public information on foreign issuers may not be available, and it may be difficult to secure dividends and information regarding corporate actions on a timely basis. In general, there is less overall governmental supervision and regulation of securities exchanges, brokers, and listed companies than in the United States. OTC markets tend to be less regulated than stock exchange markets and, in certain countries, may be totally unregulated. Regulatory enforcement may be influenced by economic or political concerns, and investors may have difficulty enforcing their legal rights in foreign countries.
 Some foreign securities impose restrictions on transfer within the United States or to U.S. persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.
 American Depositary Receipts (ADRs) as well as other "hybrid" forms
of ADRs   ,     including European Depositary Receipts (EDRs) and
Global Depositary Receipts (GDRs), are certificates evidencing ownership of shares of a foreign issuer. These certificates are issued by depository banks and generally trade on an established market in the United States or elsewhere. The underlying shares are held in trust by a custodian bank or similar financial institution in the issuer's home country. The depository bank may not have physical custody of the underlying securities at all times and may charge fees for various services, including forwarding dividends and interest and
corporate actions.  ADRs are alternative   s     to directly
purchasing the underlying foreign securities in their national markets and currencies. However, ADRs continue to be subject to many of the risks associated with investing directly in foreign securities. These risks include foreign exchange risk as well as the political and economic risks of the underlying issuer's country.
    The risks of foreign investing may be magnified for investments in emerging markets. Security prices in emerging markets can be significantly more volatile than those in more developed markets, reflecting the greater uncertainties of investing in less established markets and economies. In particular, countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
    FOREIGN CURRENCY TRANSACTIONS. A fund may conduct foreign currency transactions on a spot (i.e., cash) or forward basis (i.e., by entering into forward contracts to purchase or sell foreign currencies). Although foreign exchange dealers generally do not charge a fee for such conversions, they do realize a profit based on the difference between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a foreign currency at one rate, while offering a lesser rate of exchange should the counterparty desire to resell that currency to the dealer.
Forward contracts are customized transactions that require a specific amount of a currency to be delivered at a specific exchange rate on a specific date or range of dates in the future. Forward contracts are generally traded in an interbank market directly between currency traders (usually large commercial banks) and their customers. The parties to a forward contract may agree to offset or terminate the contract before its maturity, or may hold the contract to maturity and complete the contemplated currency exchange. A fund may use currency forward contracts for any purpose consistent with its investment objective.
 The following discussion summarizes the principal currency management strategies involving forward contracts that could be used by a fund.
A fund may also use swap agreements, indexed securities, and options and futures contracts relating to foreign currencies for the same purposes.
 A "settlement hedge" or "transaction hedge" is designed to protect a fund against an adverse change in foreign currency values between the date a security is purchased or sold and the date on which payment is made or received. Entering into a forward contract for the purchase or sale of the amount of foreign currency involved in an underlying security transaction for a fixed amount of U.S. dollars "locks in" the U.S. dollar price of the security. Forward contracts to purchase or sell a foreign currency may also be used by a fund in anticipation of future purchases or sales of securities denominated in foreign currency, even if the specific investments have not yet been selected by FMR.
 A fund may also use forward contracts to hedge against a decline in the value of existing investments denominated in foreign currency. For example, if a fund owned securities denominated in pounds sterling, it could enter into a forward contract to sell pounds sterling in return for U.S. dollars to hedge against possible declines in the pound's value. Such a hedge, sometimes referred to as a "position hedge," would tend to offset both positive and negative currency fluctuations, but would not offset changes in security values caused by other factors. A fund could also hedge the position by selling another currency expected to perform similarly to the pound sterling. This type of hedge, sometimes referred to as a "proxy hedge," could offer advantages in terms of cost, yield, or efficiency, but generally would not hedge currency exposure as effectively as a direct hedge into U.S. dollars. Proxy hedges may result in losses if the currency used to hedge does not perform similarly to the currency in which the hedged securities are denominated.
 A fund may enter into forward contracts to shift its investment exposure from one currency into another. This may include shifting exposure from U.S. dollars to a foreign currency, or from one foreign currency to another foreign currency. This type of strategy, sometimes known as a "cross-hedge," will tend to reduce or eliminate exposure to the currency that is sold, and increase exposure to the currency that is purchased, much as if a fund had sold a security denominated in one currency and purchased an equivalent security denominated in another. Cross-hedges protect against losses resulting from a decline in the hedged currency, but will cause a fund to assume the risk of fluctuations in the value of the currency it purchases.
 Under certain conditions, SEC guidelines require mutual funds to set aside appropriate liquid assets in a segregated custodial account to cover currency forward contracts. As required by SEC guidelines, a fund will segregate assets to cover currency forward contracts, if any, whose purpose is essentially speculative. A fund will not segregate assets to cover forward contracts entered into for hedging purposes, including settlement hedges, position hedges, and proxy hedges.
 Successful use of currency management strategies will depend on FMR's skill in analyzing currency values. Currency management strategies may substantially change a fund's investment exposure to changes in currency exchange rates and could result in losses to a fund if currencies do not perform as FMR anticipates. For example, if a currency's value rose at a time when FMR had hedged a fund by selling that currency in exchange for dollars, a fund would not participate in the currency's appreciation. If FMR hedges currency exposure through proxy hedges, a fund could realize currency losses from both the hedge and the security position if the two currencies do not move in tandem. Similarly, if FMR increases a fund's exposure to a foreign currency and that currency's value declines, a fund will realize a loss. There is no assurance that FMR's use of currency management strategies will be advantageous to a fund or that it will hedge at appropriate times.
 FUND'S RIGHTS AS A SHAREHOLDER.  The fund does not intend to direct
or administer the day-to-day operations of any company.    A     fund,
however, may exercise its rights as a shareholder and may communicate its views on important matters of policy to management, the Board of Directors, and shareholders of a company when FMR determines that such matters could have a significant effect on the value of the fund's
investment in the company.  The activities    in which a     fund may
engage   ,     either individually or in conjunction with others, may
include, among others, supporting or opposing proposed changes in a company's corporate structure or business activities; seeking changes in a company's directors or management; seeking changes in a company's direction or policies; seeking the sale or reorganization of the company or a portion of its assets; or supporting or opposing
third   -    party takeover efforts.  This area of corporate activity
is increasingly prone to litigation and it is possible that    a
fund could be involved in lawsuits related to such activities. FMR will monitor such activities with a view to mitigating, to the extent
possible, the risk of litigation against    a     fund and the risk of
actual liability if    a     fund is involved in litigation.  No
guarantee can be made, however, that litigation against    a     fund
will not be undertaken or liabilities incurred.
 FUTURES AND OPTIONS.  The following    paragraphs     pertain to
futures and options: Asset Coverage for Futures and Options Positions, Combined Positions, Correlation of Price Changes, Futures Contracts, Futures Margin Payments, Limitations on Futures and Options Transactions, Liquidity of Options and Futures Contracts, Options and Futures Relating to Foreign Currencies, OTC Options, Purchasing Put and Call Options, and Writing Put and Call Options.
 ASSET COVERAGE FOR FUTURES AND OPTIONS POSITIONS.  The fund will
comply with guidelines established by the S   EC     with respect to
coverage of options and futures strategies by mutual funds and   ,
if the guidelines so require   ,     will set aside appropriate liquid
assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures or option strategy is outstanding, unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the fund's assets could impede portfolio management or the fund's ability to meet redemption requests or other current obligations.
 COMBINED POSITIONS    involve     purchas   ing     and
writ   ing     options in combination with each other, or in
combination with futures or forward contracts, to adjust the risk and return characteristics of the overall position. For example,
   purchasing     a put option and writ   ing     a call option on the
same underlying instrument    would     construct a combined position
whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower
price,    to     reduce the risk of the written call option in the
event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.
 CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized contracts available will not match the fund's
current or anticipated investments exactly.     A     fund may invest
in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in
which    the fund     typically invests, which involves a risk that
the options or futures position will not track the performance of the fund's other investments.
 Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the fund's investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts. The fund may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the fund's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.
 FUTURES CONTRACTS.     In purchasing     a futures contract,    the
buyer     agrees to purchase a specified underlying instrument at a
specified future date.     In selling     a futures contract,    the
seller     agrees to sel   l a specified     underlying instrument at
a specified future date. The price at which the purchase and sale will
take place is fixed when    the buyer and seller e    nter into the
contract. Some currently available futures contracts are based on specific securities, such as U.S. Treasury bonds or notes, and some are based on indices of securities prices, such as the Standard & Poor's 500 Index (S&P 500). Futures can be held until their delivery dates, or can be closed out before then if a liquid secondary market is available.
 The value of a futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore,
purchasing futures contracts will tend to increase    a     fund's
exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument
directly.         When    a     fund sells a futures contract, by
contrast, the value of its futures position will tend to move in a
direction contrary to the market.         Selling futures contracts,
therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.
 FUTURES MARGIN PAYMENTS. The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the purchaser and seller are required to deposit "initial margin" with a futures broker, known as a futures commission merchant (FCM), when the contract is entered into. Initial margin deposits are typically equal to a percentage of the contract's value. If the value of either party's position declines, that party will be required to make additional "variation margin" payments to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments do not constitute purchasing securities on
margin for purposes of    a     fund's investment limitations. In the
event of the bankruptcy of an FCM that holds margin on behalf of
a     fund, the fund may be entitled to return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the fund.
 LIMITATIONS ON FUTURES AND OPTIONS TRANSACTIONS. The fund has filed a notice of eligibility for exclusion from the definition of the term "commodity pool operator" with the Commodity Futures Trading Commission (CFTC) and the National Futures Association, which regulate trading in the futures markets. The fund intends to comply with Rule
4.5 under the Commodity Exchange Act, which limits the extent to which the fund can commit assets to initial margin deposits and option premiums.
 In addition, the fund will not: (a) sell futures contracts, purchase put options, or write call options if, as a result, more than 25% of the fund's total assets would be hedged with futures and options under normal conditions; (b) purchase futures contracts or write put options if, as a result, the fund's total obligations upon settlement or exercise of purchased futures contracts and written put options would exceed 25% of its total assets; or (c) purchase call options if, as a result, the current value of option premiums for call options purchased by the fund would exceed 5% of the fund's total assets. These limitations do not apply to options attached to or acquired or traded together with their underlying securities, and do not apply to securities that incorporate features similar to options.
 The fund currently intends to treat the value of any over-the-counter option it purchases as illiquid for the purposes of its investment limitations. Similarly, for any over-the-counter option it writes, the fund will treat as illiquid the value of the option's underlying instrument; however, if the fund has a guaranteed right to close out the option with a primary U.S. government securities dealer, only the maximum price of the closing transaction minus the amount the option is "in-the-money" will be considered illiquid.
 The above limitations on the fund's investments in futures contracts and options, and the fund's policies regarding futures contracts and options discussed elsewhere, are not fundamental policies and may be changed as regulatory agencies permit.
 LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance a liquid secondary market will exist for any particular options or futures contract at any particular time. Options may have relatively low trading volume and liquidity if their strike prices are not close to the underlying instrument's current price. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts, and may halt trading if a contract's price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is
imposed, it may be impossible    t    o enter into new positions or
close out existing positions. If the secondary market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and
potentially could require    a     fund to continue to hold a position
until delivery or expiration regardless of changes in its value.  As a
result,    a     fund's access to other assets held to cover its
options or futures positions could also be impaired.
 OPTIONS AND FUTURES RELATING TO FOREIGN CURRENCIES. Currency futures contracts are similar to forward currency exchange contracts, except that they are traded on exchanges (and have margin requirements) and are standardized as to contract size and delivery date. Most currency futures contracts call for payment or delivery in U.S. dollars. The underlying instrument of a currency option may be a foreign currency, which generally is purchased or delivered in exchange for U.S. dollars, or may be a futures contract. The purchaser of a currency call obtains the right to purchase the underlying currency, and the purchaser of a currency put obtains the right to sell the underlying currency.
 The uses and risks of currency options and futures are similar to options and futures relating to securities or indices, as discussed
above.    A     fund may purchase and sell currency futures and may
purchase and write currency options to increase or decrease its
exposure to different foreign currencies.    Currency options m    ay
also    be     purchase   d or written     in conjunction with each
other or with currency futures or forward contracts. Currency futures and options values can be expected to correlate with exchange rates,
but may not reflect other factors that affect the value of    a
fund's investments. A currency hedge, for example, should protect a Yen-denominated security from a decline in the Yen, but will not protect the fund against a price decline resulting from deterioration
in the issuer's creditworthiness. Because the value of    a     fund's
foreign-denominated investments changes in response to many factors other than exchange rates, it may not be possible to match the amount of currency options and futures to the value of the fund's investments exactly over time.
 OTC OPTIONS. Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size, and strike price, the terms of over-the-counter (OTC) options (options not traded on exchanges) generally are established through negotiation with the other party to the option contract. While this
type of arrangement allows the    purchaser or writer     greater
flexibility to tailor an option to its needs, OTC options generally involve greater credit risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges where they are traded.
 PURCHASING PUT AND CALL OPTIONS. By purchasing a put option, the
   purchaser     obtains the right (but not the obligation) to sell
the option's underlying instrument at a fixed strike price. In return
for this right, the    purchaser     pays the current market price for
the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indices of
securities prices, and futures contracts. The    purchaser     may
terminate its position in a put option    b    y allowing it to expire
or by exercising the option. If the option is allowed to expire, the
   purchaser     will lose the entire premium. If the    option is
exercised     the    purchaser     completes the sale of the
underlying instrument at the strike price.    A purchaser     may also
terminate a put option position by closing it out in the secondary market at its current price, if a liquid secondary market exists.
 The buyer of a typical put option can expect to realize a gain if security prices fall substantially. However, if the underlying instrument's price does not fall enough to offset the cost of purchasing the option, a put buyer can expect to suffer a loss (limited to the amount of the premium, plus related transaction costs).
 The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the underlying instrument at the option's strike price. A call buyer typically attempts to participate in potential price increases of the underlying instrument with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if security prices do not rise sufficiently to offset the cost of the option.
 WRITING PUT AND CALL OPTIONS.     T    he    writer of     a put
or call     option        takes the opposite side of the transaction
from the option's purchaser. In return for receipt of the premium, the
   writer     assumes the obligation to pay the strike price for the
option's underlying instrument if the other party to the option
chooses to exercise it. The    writer     may seek to terminate
   a     position in a put option    be    fore exercise by closing
out the option in the secondary market at its current price. If the
secondary market is not liquid for a put option   ,     however, the
   writer     must continue to be prepared to pay the strike price
while the option is outstanding, regardless of price changes, and must
continue to set aside assets to cover its position.    When writing an
option on a futures contract, the fund will be required to make margin payments to an FCM as described above for futures contracts.
 If security prices rise, a put writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If security prices remain the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If security prices fall, the put writer would expect to suffer a loss. This loss should be less than the loss from purchasing the underlying instrument directly, however, because the premium received for writing the option should mitigate the effects of the decline.
 Writing a call option obligates the    writer     to sell or deliver
the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call writer mitigates the effects of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.
 INTERFUND BORROWING AND LENDING PROGRAM.  Pursuant to an exemptive
order issued by the SEC,    a     fund    may     lend money to, and
borrow money from, other funds advised by FMR or its affiliates.    A
fund will lend through the program only when the returns are higher than those available from an investment in repurchase agreements, and will borrow through the program only when the costs are equal to or
lower than the cost of bank loans.     Interfund loans and borrowings
normally extend overnight, but can have a maximum duration of seven
days. Loans may be called on one day's notice.    A     fund may have
to borrow from a bank at a higher interest rate if an interfund loan is called or not renewed. Any delay in repayment to a lending fund could result in a lost investment opportunity or additional borrowing costs.
 REPURCHASE AGREEMENTS.  In a repurchase agreement,    a     fund
purchases a security and simultaneously commits to sell that security back to the original seller at an agreed-upon price. The resale price reflects the purchase price plus an agreed-upon incremental amount which is unrelated to the coupon rate or maturity of the purchased
security.    As protection against the     risk that the original
seller will not fulfill its obligation, the securities are held in
a    separate     account at a bank, marked-to-market daily, and
maintained at a value at least equal to the sale price plus the accrued incremental amount. While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility that the value of the underlying security will be less
than the resale price, as well as delays and costs to    a     fund in
connection with bankruptcy proceedings),    t    he fund    will
e    ngage in repurchase agreement transactions with parties whose creditworthiness has been reviewed and found satisfactory by FMR.
 REVERSE REPURCHASE AGREEMENTS.  In a reverse repurchase agreement,
   a     fund sells a    security     to another party, such as a bank
or broker-dealer, in return for cash and agrees to repurchase th   at
security     at    an agreed-upon     price and time. While a reverse
repurchase agreement is outstanding,    a     fund will maintain
appropriate liquid assets in a segregated custodial account to cover its obligation under the agreement. The fund will enter into reverse
repurchase agreements    w    ith parties whose creditworthiness has
been    reviewed and     found satisfactory by FMR. Such transactions
may increase fluctuations in the market value of fund        assets
and may be viewed as a form of leverage.
 SECURITIES LENDING.     A     fund may lend securities to parties
such as broker-dealers or institutional investors, including Fidelity Brokerage Services, Inc. (FBSI). FBSI is a member of the New York Stock Exchange (NYSE) and a subsidiary of FMR Corp.
 Securities lending allows    a     fund to retain ownership of the
securities loaned and, at the same time, to earn additional income. Since there may be delays in the recovery of loaned securities, or even a loss of rights in collateral supplied should the borrower fail financially, loans will be made only to parties deemed by FMR to be of good standing. Furthermore, they will only be made if, in FMR's judgment, the consideration to be earned from such loans would justify the risk.
 FMR understands that it is the current view of the Securities and
Exchange Commission (SEC) Staff that    a     fund may engage in loan
transactions only under the following conditions: (1) the fund must receive 100% collateral in the form of cash or cash equivalents (e.g., U.S. Treasury bills or notes) from the borrower; (2) the borrower must increase the collateral whenever the market value of the securities loaned (determined on a daily basis) rises above the value of the collateral; (3) after giving notice, the fund must be able to terminate the loan at any time; (4) the fund must receive reasonable interest on the loan or a flat fee from the borrower, as well as amounts equivalent to any dividends, interest, or other distributions on the securities loaned and to any increase in market value; (5) the fund may pay only reasonable custodian fees in connection with the loan; and (6) the Board of Trustees must be able to vote proxies on the securities loaned, either by terminating the loan or by entering into an alternative arrangement with the borrower.
 Cash received through loan transactions may be invested in    other
eligible securities.      Investing this cash subjects that
investment, as well as the security loaned, to market forces (i.e., capital appreciation or depreciation).
ITEM 14. MANAGEMENT OF THE FUND.
 The Trustees   , Members of the Advisory Board,     and executive
officers of the trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same
company for the last five years. All persons named as Trustees    and
Members of the Advisory Board     also serve in similar capacities for
other funds advised by FMR. The business address of each Trustee   ,
Member of the Advisory Board,     and officer who is an "interested
person" (as defined in the Investment Company Act of 1940) is 82 Devonshire Street, Boston, Massachusetts 02109, which is also the address of FMR. The business address of all the other Trustees is Fidelity Investments, P.O. Box 9235, Boston, Massachusetts 02205-9235. Those Trustees who are "interested persons" by virtue of their affiliation with either the trust or FMR are indicated by an asterisk (*).
*EDWARD C. JOHNSON 3d (   67    ), Trustee and President, is Chairman,
Chief Executive Officer and a Director of FMR Corp.; a Director and Chairman of the Board and of the Executive Committee of FMR; Chairman
and a Director of    Fidelity Investments Money Management, Inc.
(1998), Fidelity Management & Research (U.K.) Inc., and Fidelity Management & Research (Far East) Inc.
*J. GARY BURKHEAD (   56    ),    Member of the Advisory Board (1997),
is Vice Chairman and a Member of the Board of Directors of FMR Corp.
(1997) and President of Fidelity Personal Investments and Brokerage Group (1997). Previously, Mr. Burkhead served as President of
F    idelity Management & Research    Company.
RALPH F. COX    (65), Trustee, is President of RABAR Enterprises
(management consulting-engineering industry,     1994). Prior to
February 1994, he was President of Greenhill Petroleum Corporation (petroleum exploration and production). Until March 1990, Mr. Cox was President and Chief Operating Officer of Union Pacific Resources
Company (exploration and production).  He is a Director of    USA
Waste Services, Inc.     (non-hazardous waste, 1993),  CH2M Hill
Companies (engineering), Rio Grande, Inc. (oil and gas production), and Daniel Industries (petroleum measurement equipment manufacturer). In addition, he is a member of advisory boards of Texas A&M University and the University of Texas at Austin.
PHYLLIS BURKE DAVIS    (66), Trustee.      Prior to her retirement in
September 1991, Mrs. Davis was the Senior Vice President of Corporate Affairs of Avon Products, Inc. She is currently a Director of BellSouth Corporation (telecommunications), Eaton Corporation (manufacturing, 1991), and the TJX Companies, Inc. (retail stores), and previously served as a Director of Hallmark Cards, Inc. (1985-1991) and Nabisco Brands, Inc. In addition, she is a member of the President's Advisory Council of The University of Vermont School of Business Administration.
ROBERT M. GATES (5   4    ), Trustee (1997), is a consultant, author,
and lecturer (1993). Mr. Gates was Director of the Central Intelligence Agency (CIA) from 1991-1993. From 1989 to 1991, Mr. Gates served as Assistant to the President of the United States and Deputy
National Security Advisor. Mr. Gates is    a Director of Lucas Varity
PLC (automotive components and diesel engines),     Charles Stark
Draper Laboratory (non-profit), NACCO Industries, Inc. (mining and manufacturing), and TRW Inc. (original equipment and replacement
products).     Mr. Gates also is a Trustee of the Forum for
International Policy and of the Endowment Association of the College of William and Mary. In addition, he is a member of the National Executive Board of the Boy Scouts of America.
E. BRADLEY JONES (   70    ), Trustee.  Prior to his retirement in
1984, Mr. Jones was Chairman and Chief Executive Officer of LTV Steel Company. He is a Director of TRW Inc. (original equipment and
replacement products)   ,     Consolidated Rail Corporation,
Birmingham    Steel Corporation, and RPM, Inc. (manufacturer of
chemical products), and he previously served as a Director of NACCO Industries, Inc. (mining and manufacturing, 1985-1995) and Hyster-Yale Materials Handling, Inc. (1985-1995), and Cleveland-Cliffs Inc (mining), and as a Trustee of First Union Real Estate Investments. In addition, he serves as a Trustee of the Cleveland Clinic Foundation, where he has also been a member of the Executive Committee as well as Chairman of the Board and President, a Trustee and member of the Executive Committee of University School (Cleveland), and a Trustee of Cleveland Clinic Florida.
DONALD J. KIRK (65), Trustee, is Executive-in-Residence (1995) at Columbia University Graduate School of Business and a financial consultant. From 1987 to January 1995, Mr. Kirk was a Professor at Columbia University Graduate School of Business. Prior to 1987, he was Chairman of the Financial Accounting Standards Board. Mr. Kirk is a Director of General Re Corporation (reinsurance), and he previously served as a Director of Valuation Research Corp. (appraisals and valuations, 1993-1995). In addition, he serves as Chairman of the Board of Directors of the National Arts Stabilization Fund, Chairman of the Board of Trustees of the Greenwich Hospital Association, a Member of the Public Oversight Board of the American Institute of Certified Public Accountants' SEC Practice Section (1995), and as a Public Governor of the National Association of Securities Dealers, Inc. (1996).
*PETER S. LYNCH (5   4    ), Trustee, is Vice Chairman and Director of
FMR   .      Prior to May 31, 1990, he was a Director of FMR and
Executive Vice President of FMR (a position he held until March 31,
1991); Vice President of Fidelity Magellan Fund and FMR Growth Group Leader; and Managing Director of FMR Corp. Mr. Lynch was also Vice President of Fidelity Investments Corporate Services (1991-1992).
   I    n addition, he serves as a Trustee of Boston College,
Massachusetts Eye & Ear Infirmary, Historic Deerfield (1989)
    and Society for the Preservation of New England Antiquities, and
as an Overseer of the Museum of Fine Arts of Boston   .
WILLIAM O. McCOY (6   4    ), Trustee (1997), is the Vice President of
Finance for the University of North Carolina (16-school system, 1995). Prior to his retirement in December 1994, Mr. McCoy was Vice Chairman of the Board of BellSouth Corporation (telecommunications, 1984) and President of BellSouth Enterprises (1986). He is currently a Director of Liberty Corporation (holding company, 1984), Weeks Corporation of Atlanta (real estate, 1994), Carolina Power and Light Company (electric utility, 1996), and the Kenan Transport Co. (1996). Previously, he was a Director of First American Corporation (bank holding company, 1979-1996). In addition, Mr. McCoy serves as a member of the Board of Visitors for the University of North Carolina at Chapel Hill (1994) and for the Kenan-Flager Business School (University of North Carolina at Chapel Hill, 1988).
GERALD C. McDONOUGH (6   8    ), Trustee and Chairman of the
non-interested Trustees, is Chairman of G.M. Management Group (strategic advisory services). Mr. McDonough is a Director of York International Corp. (air conditioning and refrigeration), Commercial Intertech Corp. (hydraulic systems, building systems, and metal products, 1992), CUNO, Inc. (liquid and gas filtration products,
1996), and Associated Estates Realty Corporation (a real estate investment trust, 1993). Mr. McDonough served as a Director of ACME-Cleveland Corp. (metal working, telecommunications and electronic
products) from 1987-1996    and Brush-Wellman Inc. (metal refining)
from 1983-1997.
MARVIN L. MANN (6   4    ), Trustee (1993), is Chairman of the Board,
President, and Chief Executive Officer of Lexmark International, Inc. (office machines, 1991). Prior to 1991, he held the positions of Vice President of International Business Machines Corporation ("IBM") and President and General Manager of various IBM divisions and subsidiaries. Mr. Mann is a Director of M.A. Hanna Company
(chemicals, 1993)   , Imation Corp. (imaging and information storage,
1997), and Infomart (marketing services, 1991), a Trammell Crow Co. In addition, he serves as the Campaign Vice Chairman of the Tri-State United Way (1993) and is a member of the University of Alabama President's Cabinet.
   *ROBERT C. POZEN (51), Trustee (1997) and Senior Vice President, is also President and a Director of FMR (1997); and President and a Director of Fidelity Investments Money Management, Inc. (1998), Fidelity Management & Research (U.K.) Inc. (1997), and Fidelity Management & Research (Far East) Inc. (1997). Previously, Mr. Pozen served as General Counsel, Managing Director, and Senior Vice President of FMR Corp.
THOMAS R. WILLIAMS (6   9    ), Trustee, is President of The Wales
Group, Inc. (management and financial advisory services). Prior to retiring in 1987, Mr. Williams served as Chairman of the Board of First Wachovia Corporation (bank holding company), and Chairman and Chief Executive Officer of The First National Bank of Atlanta and First Atlanta Corporation (bank holding company). He is currently a
Director of    C    onAgra, Inc. (agricultural products),
    Georgia Power Company (electric utility), National Life Insurance Company of Vermont, American Software, Inc., and AppleSouth, Inc. (restaurants, 1992).
   RICHARD A. SPILLANE, JR. (47), is Vice President of certain Equity Funds and Senior Vice President of FMR (1997). Since joining Fidelity, Mr. Spillane is Chief Investment Officer for Fidelity International, Limited. Prior to that position, Mr. Spillane served as Director of Research.
   ERIC D. ROITER (49), Secretary (1998), is Vice President (1998) and General Counsel of FMR (1998). Mr. Roiter was an Adjunct Member, Faculty of Law, at Columbia University Law School (1996-1997). Prior to joining Fidelity, Mr. Roiter was a partner at Debevoise & Plimpton (1981-1997) and served as an Assistant General Counsel of the U.S. Securities and Exchange Commission (1979-1981).
   RICHARD A. SILVER (50), Treasurer (1997), is Treasurer of the Fidelity funds and is an employee of FMR (1997). Before joining FMR, Mr. Silver served as Executive Vice President, Fund Accounting & Administration at First Data Investor Services Group, Inc. (1996-1997). Prior to 1996, Mr. Silver was Senior Vice President and Chief Financial Officer at The Colonial Group, Inc. Mr. Silver also served as Chairman of the Accounting/Treasurer's Committee of the Investment Company Institute (1987-1993).
JOHN H. COSTELLO (5   1    ), Assistant Treasurer, is an employee of
FMR.
LEONARD M. RUSH (5   1    ), Assistant Treasurer (1994), is an
employee of FMR (1994). Prior to becoming Assistant Treasurer of the Fidelity funds, Mr. Rush was Chief Compliance Officer of FMR Corp. (1993-1994) and Chief Financial Officer of Fidelity Brokerage Services, Inc. (1990-1993).
 The following table sets forth information describing the
compensation of each Trustee    and Member of the Advisory Board
of the fund for his or her services for the fiscal year ended December
31, 199   7    .
      COMPENSATION TABLE


Trustees                   Aggregate          Total
                           Compensation       Compensation
                           from               from the Fund
                           Exchange FundA,B   Complex*A

J. Gary Burkhead **        $ 0                $ 0

Ralph F. Cox                120                   214,500

Phyllis Burke Davis         117                   210,000

   Robert M. Gates***          101                176,000

Edward C. Johnson 3d **     0                  0

E. Bradley Jones            118                   211,500

Donald J. Kirk              118                   211,500

Peter S. Lynch **           0                  0

William O. McCoy****        123                   214,500

Gerald C. McDonough         148                   264,500

Marvin L. Mann              120                   214,500

   Robert C. Pozen**           0                  0

Thomas R. Williams          120                   214,500


*  Information is for the calendar year ended December 31, 199   7
for 23   0     funds in the complex.
**  Interested Trustees of the fund are compensated by FMR.
***    Mr. Gates was appointed to the Board of Trustees effective
March 1, 1997.
****    M    r. McCoy was appointed to the Board of Trustees effective
January 1, 1997.
   A Compensation figures include cash, amounts required to be deferred, and may include amounts deferred at the election of Trustees. For the calendar year ended December 31, 1997, the Trustees accrued required deferred compensation from the funds as follows:
Ralph F. Cox, $75,000; Phyllis Burke Davis, $75,000; Robert M. Gates, $62,500; E. Bradley Jones, $75,000; Donald J. Kirk, $75,000; William
O. McCoy, $75,000; Gerald C. McDonough, $87,500; Marvin L. Mann, $75,000; and Thomas R. Williams, $75,000. Certain of the non-interested Trustees elected voluntarily to defer a portion of their compensation as follows: Ralph F. Cox, $53,699; Marvin L. Mann, $53,699; and Thomas R. Williams, $62,462.
   B Compensation figures include cash.
 Under a deferred compensation plan adopted in September 1995 and amended in November 1996 (the Plan), non-interested Trustees must defer receipt of a portion of, and may elect to defer receipt of an additional portion of, their annual fees. Amounts deferred under the Plan are subject to vesting and are treated as though equivalent dollar amounts had been invested in shares of a cross-section of Fidelity funds including funds in each major investment discipline and representing a majority of Fidelity's assets under management (the Reference Funds). The amounts ultimately received by the Trustees under the Plan will be directly linked to the investment performance of the Reference Funds. Deferral of fees in accordance with the Plan will have a negligible effect on a fund's assets, liabilities, and net income per share, and will not obligate a fund to retain the services of any Trustee or to pay any particular level of compensation to the Trustee. A fund may invest in the Reference Funds under the Plan without shareholder approval.
ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.
 As of February 28, 1998, the Trustees, Members of the Advisory Board, and officers of the fund owned, in the aggregate, less than 1% of the fund's total outstanding shares.
    As of February 28, 1998, the following owned of record or beneficially 5% or more of the fund's outstanding shares: Sidney A. Swensrud, Boston, MA (5.13%).
ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES.
    FMR is the fund's manager pursuant to a management contract dated November 1, 1988, which was approved by shareholders on October 18, 1988.
 MANAGEMENT SERVICES.     The fund employs FMR to furnish investment
advisory and other services. Under    the terms of     its management
contract with the fund, FMR acts as investment adviser and, subject to the supervision of the Board of Trustees, directs the investments of the fund in accordance with its investment objective, policies, and limitations. FMR also provides the fund with all necessary office facilities and personnel for servicing the fund's investments, compensates all officers of the fund and all Trustees who are "interested persons" of the trust or of FMR, and all personnel of the fund or FMR performing services relating to research, statistical, and
investment activities.    Under the terms of its management contract
with the fund, FMR also provides portfolio accounting and bookkeeping services to the fund and determines the net asset value per share of the fund.
 In addition, FMR or its affiliates, subject to the supervision of the Board of Trustees, provide the management and administrative services necessary for the operation of the fund. These services include providing facilities for maintaining the fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters, and other persons dealing with the fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the fund's records and the
registration of the fund's shares under federal    securities laws
and    making necessary filings under     state    securities
    laws; developing management and shareholder services for the fund; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees.
    MANAGEMENT-RELATED EXPENSES.     In addition to the management fee
payable to FMR and the fees payable to    the transfer, dividend
disbursing, and shareholder servicing agent, and securities lending
agent    , the fund pays all of its expenses that are not assumed by those parties. The fund pays for the typesetting, printing, and mailing of its proxy materials to shareholders, legal expenses, and the fees of the custodian, auditor and non-interested Trustees.
   T    he fund's management contract    further     provides that the
fund will pay for typesetting, printing, and mailing prospectuses, statements of additional information, notices, and reports to
shareholders   ; however    ,    under the terms of     the fund   's
transfer agent agreement, the     transfer agent bears the costs of
providing these services to existing shareholders. Other expenses paid by the fund include interest, taxes, brokerage commissions, and the fund's proportionate share of insurance premiums and Investment
Company Institute dues    and the costs of registering shares under
federal securities laws and making necessary filings under state
securities laws    . The fund is also liable for such non-recurring
expenses as may arise, including costs of any litigation to which the fund may be a party, and any obligation it may have to indemnify its officers and Trustees with respect to litigation.
    MANAGEMENT FEE.     For the services    of FMR under the
management contract    ,    the fund pays     FMR    a monthly
management fee at the     rate of 1/20 of 1% per month which is
equivalent to an annual rate of 6/10 of 1% of    its     average net
assets        throughout the month.  The contract also provides that,
to the extent that the aggregate average net assets of the funds advised by FMR exceed $4 billion in any month, the management fee payable by the fund for that month on its portion of that excess (determined on the basis of the fund's portion of the aggregate average net assets) will be reduced by 10%. In case of initiation or termination of this contract during any month, the fee for that month will be reduced proportionately on the basis of the number of business days during which it is in effect and the fee will be computed using the average net assets for the business days the contract was in effect. In addition, the applicability of the 10% fee reduction will be determined on the basis of average net assets of the funds advised by FMR over the same period.
 For the fiscal years ended December 31,    1997,     1996,    and
    1995,    the fund paid     FMR    management fees of $1,576,362,
    $1,331,711,    and     $1,131,323,        respectively,    after
reductions of $173,615, $146,371, and $123,973, respectively.
 FMR    has agreed to reimburse the fund, in an amount not in excess of the amount of the management fee payable by the fund, to the extent that operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) are in excess of an amount equal to 1% of the average net assets of the fund for such fiscal year.
 All of the stock of FMR is owned by FMR Corp., its parent organized in 1972. The voting common stock of FMR Corp. is divided into two classes. Class B is held predominantly by members of the Edward C. Johnson 3d family and is entitled to 49% of the vote on any matter acted upon by the voting common stock. Class A is held predominantly by non-Johnson family member employees of FMR Corp. and its affiliates and is entitled to 51% of the vote on any such matter. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Under the Investment Company Act of 1940 (1940 Act), control of a company is presumed where one individual or group of individuals owns more than 25% of the voting stock of that company. Therefore, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the 1940 Act, to form a controlling group with respect to FMR Corp.
 At present, the principal operating activities of FMR Corp. are those conducted by its division, Fidelity Investments Retail Marketing Company, which provides marketing services to various companies within the Fidelity organization.
 Fidelity investment personnel may invest in securities for their own account pursuant to a code of ethics that sets forth all employees' fiduciary responsibilities regarding the funds, establishes procedures for personal investing and restricts certain transactions. For example, all personal trades in most securities require pre-clearance, and participation in initial public offerings is prohibited. In addition, restrictions on the timing of personal investing in relation to trades by Fidelity funds and on short-term trading have been adopted.
    The fund has entered into a transfer agent agreement with FSC, an affiliate of FMR. Under the terms of the agreement, FSC performs
transfer    agency    , dividend disbursing, and shareholder
servic   es     for the fund.
    For providing transfer agent services, FSC receives an account fee and an asset-based fee each paid monthly with respect to each account in the fund. For retail accounts and certain institutional accounts, these fees are based on account size and fund type. For certain institutional retirement accounts, these fees are based on fund type. For certain other institutional retirement accounts, these fees are based on account type (i.e., omnibus or non-omnibus) and, for non-omnibus accounts, fund type. The account fees are subject to increase based on postage rate changes. The asset-based fees are subject to adjustment if the year-to-date total return of the S&P 500 exceeds a positive or negative 15%.
    FSC also collects small account fees from certain accounts with balances of less than $2,500.
 FSC pays out-of-pocket expenses associated with providing transfer agent services. In addition, FSC bears the expense of typesetting, printing, and mailing prospectuses, statements of additional information, and all other reports, notices, and statements to
   existing     shareholders, with the exception of proxy statements.
    For the fiscal years ended December 1997, 1996, and 1995, the fund paid FSC transfer agent fees, including reimbursement for out-of-pocket expenses, of $206,989, $187,355, and $137,642, respectively.
    The fund has also entered into a service agent agreement with FSC. Under the terms of the agreement, FSC administers the fund's securities lending program.
 For administering the fund's securities lending program   , FSC
receives fees based on the number and duration of individual
securities loans.      For the fiscal years ended December
199   7    , 199   6    , and 199   5    , the fund    paid no
se    curities lending fees.
 CUSTODIAN. Brown Brothers Harriman & Co., 40 Water Street, Boston, Massachusetts, is custodian of the assets of the fund. The custodian is responsible for the safekeeping of a fund's assets and the appointment of any subcustodian banks and clearing agencies. The custodian takes no part in determining the investment policies of a fund or in deciding which securities are purchased or sold by a fund. However, a fund may invest in obligations of the custodian and may purchase securities from or sell securities to the custodian. The Bank of New York and The Chase Manhattan Bank, each headquartered in New York, also may serve as special purpose custodians of certain assets in connection with repurchase agreement transactions.
 FMR, its officers and directors, its affiliated companies, and the Board of Trustees may, from time to time, conduct transactions with various banks, including banks serving as custodians for certain funds advised by FMR. The Boston branch of the fund's custodian leases its office space from an affiliate of FMR at a lease payment which, when entered into, was consistent with prevailing market rates. Transactions that have occurred to date include mortgages and personal and general business loans. In the judgment of FMR, the terms and conditions of those transactions were not influenced by existing or potential custodial or other fund relationships.
 AUDITOR. Coopers & Lybrand L.L.P., One Post Office Square, Boston, Massachusetts, serves as the fund's independent accountant. The auditor examines financial statements for the fund and provides other audit, tax, and related services.
ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES.
 All orders for the purchase or sale of portfolio securities are placed on behalf of the fund by FMR pursuant to authority contained in the management contract. FMR is also responsible for the placement of transaction orders for other investment companies and accounts for which it or its affiliates act as investment adviser. In selecting broker-dealers, subject to applicable limitations of the federal securities laws, FMR considers various relevant factors, including, but not limited to: the size and type of the transaction; the nature and character of the markets for the security to be purchased or sold; the execution efficiency, settlement capability, and financial condition of the broker-dealer firm; the broker-dealer's execution services rendered on a continuing basis; the reasonableness of any
commissions; and,    if applicable,     arrangements for payment of
fund expenses.
    Generally, commissions for investments traded on foreign exchanges will be higher than for investments traded on U.S. exchanges and may not be subject to negotiation.
 The fund may execute portfolio transactions with broker-dealers who provide research and execution services to the fund or other accounts over which FMR or its affiliates exercise investment discretion. Such services may include advice concerning the value of securities; the advisability of investing in, purchasing, or selling securities; and the availability of securities or the purchasers or sellers of securities. In addition, such broker-dealers may furnish analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and performance of accounts;
   and     effect securities transactions and perform functions
incidental thereto (such as clearance and settlement).
 The selection of such broker-dealers    for transactions in equity
securities is     generally made by FMR (to the extent possible
consistent with execution considerations) in accordance with a ranking of broker-dealers determined periodically by FMR's investment staff based upon the quality of research and execution services provided.
    For transactions in fixed-income securities, FMR's selection of broker-dealers is generally based on the availability of a security and its price and, to a lesser extent, on the overall quality of execution and other services, including research, provided by the broker-dealer.
 The receipt of research from broker-dealers that execute transactions
on behalf of    a     fund may be useful to FMR in rendering
investment management services to    that     fund or its other
clients, and conversely, such research provided by broker-dealers who have executed transaction orders on behalf of other FMR clients may be
useful to FMR in carrying out its obligations to    a     fund. The
receipt of such research has not reduced FMR's normal independent research activities; however, it enables FMR to avoid the additional expenses that could be incurred if FMR tried to develop comparable information through its own efforts.
    Fixed-income securities are generally purchased from an issuer or underwriter acting as principal for the securities, on a net basis with no brokerage commission paid. However, the dealer is compensated by a difference between the security's original purchase price and the selling price, the so-called "bid-asked spread." Securities may also be purchased from underwriters at prices that include underwriting fees.
 Subject to applicable limitations of the federal securities laws,
   the fund may pay a     broker-dealer commissions for agency
transactions that are in excess of the amount of commissions charged by other broker-dealers in recognition of their research and execution services. In order to cause the fund to pay such higher commissions, FMR must determine in good faith that such commissions are reasonable in relation to the value of the brokerage and research services provided by such executing broker-dealers, viewed in terms of a particular transaction or FMR's overall responsibilities to
   that     fund    or     its other clients.  In reaching this
determination, FMR will not attempt to place a specific dollar value on the brokerage and research services provided, or to determine what portion of the compensation should be related to those services.
 FMR is authorized to use research services provided by and to place portfolio transactions with brokerage firms that have provided assistance in the distribution of shares of the fund or shares of other Fidelity funds to the extent permitted by law. FMR may use research services provided by and place agency transactions with
   National Financial Services Corporation (NFSC)     and Fidelity
Brokerage Services    (Japan), LLC     (FBS   J    )   , indirect
subsidiaries of FMR Corp., if the commissions are fair, reasonable, and comparable to commissions charged by non-affiliated, qualified
brokerage firms for similar services.     Prior to December 9, 1997,
FMR used research services provided by and placed agency transactions with Fidelity Brokerage Services (FBS), an indirect subsidiary of FMR Corp.
 FMR may allocate brokerage transactions to broker-dealers
   (including affiliates of FMR)     who have entered into
arrangements with FMR under which the broker-dealer allocates a
portion of the commissions paid by    a     fund toward    the
reduction of that     fund's expenses.  The transaction quality must,
however, be comparable to those of other qualified broker-dealers.
 Section 11(a) of the Securities Exchange Act of 1934 prohibits members of national securities exchanges from executing exchange transactions for accounts which they or their affiliates manage, unless certain requirements are satisfied. Pursuant to such
requirements, the Board of Trustees has authorized    NFSC     to
execute portfolio transactions on national securities exchanges in accordance with approved procedures and applicable SEC rules.
 The Trustees periodically review FMR's performance of its responsibilities in connection with the placement of portfolio transactions on behalf of the fund and review the commissions paid by the fund over representative periods of time to determine if they are reasonable in relation to the benefits to the fund.
 The fund's policy will be to limit portfolio turnover to transactions necessary to carry out its investment objective. It is not anticipated that annual portfolio turnover will exceed 15%. The fund will not invest for short-term profits and expects that portfolio turnover will be kept at the level required by prudent long-term investment practices. One of the factors which will be considered before any portfolio securities are sold will be the resulting tax liability; but the fund will make changes in its investments, consistent with its investment objective, when such changes are believed to be to the advantage of shareholders even though capital gains will be realized.
 For the fiscal periods ended December 31, 199   7 and 1996    , the
fund's portfolio turnover rates were 0% and 0%. The portfolio turnover rate is calculated by dividing the lesser of purchases or sales of portfolio securities for the year by the monthly average current value of the portfolio securities (excluding U.S. government securities and all other securities whose maturities at the time of acquisition were one year or less).
 For the fiscal years ended December 199   7, 199    6,    and
    1995, the fund paid no brokerage commissions.
 During the fiscal year ended December 199   7    , the fund paid no
brokerage commissions to firms that provided research services.
    The Trustees of the fund have approved procedures in conformity with Rule 10f-3 under the 1940 Act whereby a fund may purchase securities that are offered in underwitings in which an affiliate of FMR participates. These procedures prohibit the fund from directly or indirectly benefiting an FMR affiliate in connection with such underwritings. In addition, for underwritings where an FMR affiliate participates as a principal underwriter, certain restrictions may apply that could, among other things, limit the amount of securities that the fund could purchase in the underwriting.
 From time to time the Trustees will review whether the recapture for the benefit of the fund of some portion of the brokerage commissions or similar fees paid by the fund on portfolio transactions is legally permissible and advisable. The fund seeks to recapture soliciting broker-dealer fees on the tender of portfolio securities, but at present no other recapture arrangements are in effect. The Trustees intend to continue to review whether recapture opportunities are available and are legally permissible and, if so, to determine in the exercise of their business judgment whether it would be advisable for the fund to seek such recapture.
 Although the Trustees and officers of the fund are substantially the
same as those of other funds managed by FMR    or its affiliates    ,
investment decisions for the fund are made independently from those of other funds managed by FMR or accounts managed by FMR affiliates. It sometimes happens that the same security is held in the portfolio of more than one of these funds or accounts. Simultaneous transactions are inevitable when several funds and accounts are managed by the same investment adviser, particularly when the same security is suitable for the investment objective of more than one fund or account.
 When two or more funds are simultaneously engaged in the purchase or sale of the same security, the prices and amounts are allocated in accordance with procedures believed to be appropriate and equitable for each fund. In some cases this system could have a detrimental effect on the price or value of the security as far as the fund is concerned. In other cases, however, the ability of the fund to participate in volume transactions will produce better executions and prices for the fund. It is the current opinion of the Trustees that the desirability of retaining FMR as investment adviser to the fund outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.
ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.  Information in Item 6 is
complete.
ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED. Shares of the fund are not currently offered to the public. VALUATION. FSC normally determines the fund's net asset value per share (NAV) as of the close of the New York Stock Exchange (NYSE) (normally 4:00 p.m. Eastern time). The valuation of portfolio securities is determined as of this time for the purpose of computing the fund's NAV.
 Portfolio securities are valued by various methods depending on the primary market or exchange on which they trade. Most equity securities for which the primary market is the United States are valued at last sale price or, if no sale has occurred, at the closing bid price.
Most equity securities for which the primary market is outside the United States are valued using the official closing price or the last sale price in the principal market in which they are traded. If the last sale price (on the local exchange) is unavailable, the last evaluated quote or last bid price normally is used.
 Fixed-income securities and other assets for which market quotations are readily available may be valued at market values determined by such securities' most recent bid prices (sales prices if the principal market is an exchange) in the principal market in which they normally are traded, as furnished by recognized dealers in such securities or assets. Or, fixed-income securities and convertible securities may be valued on the basis of information furnished by a pricing service that uses a valuation matrix which incorporates both dealer-supplied valuations and electronic data processing techniques. Use of pricing services has been approved by the Board of Trustees. A number of pricing services are available, and the fund may use various pricing services or discontinue the use of any pricing service.
 Futures contracts and options are valued on the basis of market quotations, if available.
 Foreign securities are valued based on prices furnished by independent brokers or quotation services which express the value of securities in their local currency. FSC gathers all exchange rates daily at the close of the NYSE using the last quoted price on the local currency and then translates the value of foreign securities from their local currencies into U.S. dollars. Any changes in the value of forward contracts due to exchange rate fluctuations and days to maturity are included in the calculation of NAV. If an extraordinary event that is expected to materially affect the value of a portfolio security occurs after the close of an exchange on which that security is traded, then that security will be valued as determined in good faith by a committee appointed by the Board of Trustees.
 Short-term securities with remaining maturities of sixty days or less
for which market quotations    and information furnished by a pricing
service     are not readily available are valued either at amortized
cost or at original cost plus accrued interest, both of which approximate current value. In addition, securities and other assets for which there is no readily available market value may be valued in good faith by a committee appointed by the Board of Trustees. The procedures set forth above need not be used to determine the value of the securities owned by the fund if, in the opinion of a committee appointed by the Board of Trustees, some other method would more accurately reflect the fair market value of such securities.
ITEM 20. TAX STATUS.  Information in Item 6 is complete.
ITEM 21. UNDERWRITERS. Not applicable (the fund's shares are not currently offered to the public).
ITEM 22. CALCULATION OF    PERFORMANCE DATA    .   Not applicable.
ITEM 23. FINANCIAL STATEMENTS. The fund's financial statements and financial highlights for the fiscal year ended December 31,
199   7    , and report of the auditor, are included in the fund's
Annual Report, which is a separate report. The fund's financial statements, including the financial highlights, and report of the auditor are incorporated herein by reference.
Part C - OTHER INFORMATION
Item 24. Financial Statements and Exhibits
(a) Financial Statements and Financial Highlights for Fidelity Exchange Fund for the fiscal year ended December 31, 1997 were filed on February 20, 1998 for the fund (File No. 811-2614) pursuant to Rule 30d-1 under the Investment Company Act of 1940 and are incorporated herein by reference.
(b) Exhibits
 1. The Registrant's Restated Declaration of Trust, dated April 18, 1996, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 17.
 2. (a) Bylaws of the Trust, as amended, are incorporated herein by reference to Exhibit 2(a) of Fidelity Union Street Trust's (File No. 2-50318) Post-Effective Amendment No. 87.
 3. Not applicable.
 4. Not applicable.
 5. Management Contract between Fidelity Exchange Fund and Fidelity Management & Research Company, dated November 1, 1988, is filed herein as Exhibit 5.
 6. Not applicable.
 7. (a) Retirement Plan for Non-Interested Person Trustees, Directors or General Partners, as amended on November 16, 1995, is incorporated herein by reference to Exhibit 7(a) of Fidelity Select Portfolio's (File No. 2-69972) Post-Effective Amendment No. 54.
  (b) The Fee Deferral Plan for Non-Interested Person Directors and Trustees of the Fidelity Funds, effective as of September 14, 1995 and amended through November 14, 1996, is incorporated herein by reference to Exhibit 7(b) of Fidelity Aberdeen Street Trust's (File No. 33-43529) Post-Effective Amendment No. 19.
 8. (a) Custodian Agreement and Appendix C, dated September 1, 1994, between Brown Brothers Harriman & Company and the Registrant is incorporated herein by reference to Exhibit 8(a) of Fidelity Commonwealth Trust's Post-Effective Amendment No. 56 (File No. 2-52322).
  (b) Appendix A, dated October 16, 1997, to the Custodian Agreement, dated September 1, 1994, between Brown Brothers Harriman & Company and the Registrant is incorporated herein by reference to Exhibit 8(b) of Fidelity Contrafund's Post-Effective Amendment No. 50 (File No. 2-25235).
  (c) Appendix B, dated September 18, 1997, to the Custodian Agreement, dated September 1, 1994, between Brown Brothers Harriman & Company and the Registrant is incorporated herein by reference to
Exhibit 8(c) of Fidelity Contrafund's Post-Effective Amendment No. 50 (File No. 2-25235).
  (d) Fidelity Group Repo Custodian Agreement among The Bank of New York, J. P. Morgan Securities, Inc., and the Registrant, dated February 12, 1996, is incorporated herein by reference to Exhibit 8(d) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (e) Schedule 1 to the Fidelity Group Repo Custodian Agreement between The Bank of New York and the Registrant, dated February 12, 1996, is incorporated herein by reference to Exhibit 8(e) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (f) Fidelity Group Repo Custodian Agreement among Chemical Bank, Greenwich Capital Markets, Inc., and the Registrant, dated November 13, 1995, is incorporated herein by reference to Exhibit 8(f) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (g) Schedule 1 to the Fidelity Group Repo Custodian Agreement between Chemical Bank and [the Registrant, dated November 13, 1995, is incorporated herein by reference to Exhibit 8(g) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (h) Joint Trading Account Custody Agreement between The Bank of New York and the Registrant, dated May 11, 1995, is incorporated herein by reference to Exhibit 8(h) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (i) First Amendment to Joint Trading Account Custody Agreement between The Bank of New York and the Registrant, dated July 14, 1995, is incorporated herein by reference to Exhibit 8(i) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
 9. Not applicable.
 10. Not applicable.
 11. Consent of Coopers & Lybrand L.L.P. is filed herein as Exhibit
11.
 12. Not applicable.
 13. Not applicable.
 14. Not applicable.
 15. Not applicable.
 16. Not applicable.
 17. Financial Data Schedules for the fund are filed herein as Exhibit
27.
 18. Not applicable.
Item 25. Persons Controlled by or under Common Control with
Registrant.
 The Board of Trustees of the Registrant is the same as the board of other funds advised by FMR, each of which has Fidelity Management & Research Company as its investment adviser. In addition, the officers of these funds are substantially identical. Nonetheless, the Registrant takes the position that it is not under common control with these other funds since the power residing in the respective boards and officers arises as the result of an official position with the respective funds.
Item 26. Number of Holders of Securities

Title of Class:  Shares of Beneficial Interest as of February 28, 1998
  Name of Series     Number of Record Holders

 Fidelity Exchange Fund      412

Item 27. Indemnification.
 Article XI, Section 2 of the Declaration of Trust sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present Trustee or officer. It states that the Registrant shall indemnify any present or past Trustee or officer to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any claim, action, suit, or proceeding in which he is involved by virtue of his service as a Trustee, an officer, or both. Additionally, amounts paid or incurred in settlement of such matters are covered by this indemnification. Indemnification will not be provided in certain circumstances, however. These include instances of willful misfeasance, bad faith, gross negligence, and reckless disregard of the duties involved in the conduct of the particular office involved.
 Pursuant to the agreement by which Fidelity Service Company, Inc. ("Service") is appointed transfer agent, the Registrant agrees to indemnify and hold Service harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:
 (1) any claim, demand, action or suit brought by any person other than the Registrant, including by a shareholder, which names the Service and/or the Registrant as a party and is not based on and does not result from Service's willful misfeasance, bad faith or negligence or reckless disregard of duties, and arises out of or in connection with Service's performance under the Transfer Agency Agreement; or
 (2) any claim, demand, action or suit (except to the extent contributed to by Service's willful misfeasance, bad faith or negligence or reckless disregard of duties) which results from the negligence of the Registrant, or from Service's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Registrant, or as a result of Service's acting in reliance upon advice reasonably believed by Service to have been given by counsel for the Registrant, or as a result of Service's acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.
Item 28. Business and Other Connections of Investment Adviser.
 (1)  FIDELITY MANAGEMENT & RESEARCH COMPANY (FMR)
 FMR serves as investment adviser to a number of other investment companies. The directors and officers of the Adviser have held, during the past two fiscal years, the following positions of a substantial nature.

Edward C. Johnson 3d       Chairman of the Board and Director of FMR; President
                           and Chief Executive Officer of FMR Corp.; Chairman
                           of the Board and Director of FMR Corp., FIMM, FMR
                           U.K., and FMR FAR EAST; Chairman of the Executive
                           Committee of FMR; Director of Fidelity Investments
                           Japan Limited; President and Trustee of funds advised
                           by FMR.



Robert C. Pozen            President and Director of FMR; Senior Vice President
                           and Trustee of funds advised by FMR; President and
                           Director of FIMM, FMR U.K., and FMR FAR EAST;
                           Previously, General Counsel, Managing Director, and
                           Senior Vice President of FMR Corp.



Peter S. Lynch             Vice Chairman of the Board and Director of FMR.



Marta Amieva               Vice President of FMR.



John H. Carlson            Vice President of FMR and of funds advised by FMR.



Dwight D. Churchill        Senior Vice President of FMR and Vice President of
                           Bond Funds advised by FMR; Vice President of FIMM.



Brian Clancy               Vice President of FMR and Treasurer of FMR, FIMM,
                           FMR U.K., and FMR FAR EAST.



Barry Coffman              Vice President of FMR.



Arieh Coll                 Vice President of FMR.



Stephen G. Manning         Assistant Treasurer of FMR, FIMM, FMR U.K., FMR
                           FAR EAST; Treasurer of FMR Corp.



William Danoff             Senior Vice President of FMR and Vice President of a
                           fund advised by FMR.



Scott E. DeSano            Vice President of FMR.



Penelope Dobkin            Vice President of FMR and of a fund advised by FMR.



Walter C. Donovan          Vice President of FMR.



Bettina Doulton            Vice President of FMR and of funds advised by FMR.



Margaret L. Eagle          Vice President of FMR and of funds advised by FMR.



William R. Ebsworth        Vice President of FMR.



Richard B. Fentin          Senior Vice President of FMR and Vice President of a
                           fund advised by FMR.



Gregory Fraser             Vice President of FMR and of a fund advised by FMR.



Jay Freedman               Assistant Clerk of FMR; Clerk of FMR Corp., FMR
                           U.K., and FMR FAR EAST; Secretary of FIMM.



Robert Gervis              Vice President of FMR.



David L. Glancy            Vice President of FMR and of a fund advised by FMR.



Kevin E. Grant             Vice President of FMR and of funds advised by FMR.



Barry A. Greenfield        Vice President of FMR and of a fund advised by FMR.



Boyce I. Greer             Senior Vice President of FMR and Vice President of
                           Money Market Funds advised by FMR.



Bart A. Grenier            Vice President of High-Income Funds advised by
                           FMR;Vice President of FMR.



Robert Haber               Vice President of FMR.



Richard C. Habermann       Senior Vice President of FMR; Vice President of funds
                           advised by FMR.



Richard Hazelwood          Vice President of FMR.



Fred L. Henning Jr.        Senior Vice President of FMR and Vice President of
                           Fixed-Income funds advised by FMR.



Bruce T. Herring           Vice President of FMR.



John R. Hickling           Vice President of FMR and of a fund advised by FMR.



Robert F. Hill             Vice President of FMR; Director of Technical Research.



Curt Hollingsworth         Vice President of FMR and of funds advised by FMR.



Abigail P. Johnson         Senior Vice President of FMR and Vice President of
                           funds advised by FMR;  Director of FMR Corp.;
                           Associate Director and Senior Vice President of Equity
                           funds advised by FMR.



David B. Jones             Vice President of FMR.



Steven Kaye                Vice President of FMR and of a fund advised by FMR.



Francis V. Knox            Vice President of FMR; Compliance Officer of FMR
                           U.K.



Robert A. Lawrence         Senior Vice President of FMR and Vice President of
                           Fidelity Real Estate High Income and Fidelity Real
                           Estate High income II funds advised by FMR; Associate
                           Director and Senior Vice President of Equity funds
                           advised by FMR; Previously, Vice President of High
                           Income funds advised by FMR.



Harris Leviton             Vice President of FMR and of a fund advised by FMR.



Bradford E. Lewis          Vice President of FMR and of funds advised by FMR.



Richard R. Mace Jr.        Vice President of FMR and of funds advised by FMR.



Charles A. Mangum          Vice President of FMR and of a fund advised by FMR.



Kevin McCarey              Vice President of FMR and of a fund advised by FMR.



Diane M. McLaughlin        Vice President of FMR.



Neal P. Miller             Vice President of FMR.



David L. Murphy            Vice President of FMR and of funds advised by FMR.



Scott A. Orr               Vice President of FMR and of funds advised by FMR.



Jacques Perold             Vice President of FMR.



Anne Punzak                Vice President of FMR.



Kevin A. Richardson        Vice President of FMR.



Eric D. Roiter             Senior Vice President and General Counsel of FMR and
                           Secretary of funds advised by FMR.



Mark S. Rzepczynski        Vice President of FMR.



Lee H. Sandwen             Vice President of FMR.



Patricia A. Satterthwaite  Vice President of FMR and of a fund advised by FMR.



Fergus Shiel               Vice President of FMR.



Richard A. Silver          Vice President of FMR.



Carol A. Smith-Fachetti    Vice President of FMR.



Steven J. Snider           Vice President of FMR.



Thomas T. Soviero          Vice President of FMR and of a fund advised by FMR.



Richard Spillane           Senior Vice President of FMR; Associate Director and
                           Senior Vice President of Equity funds advised by FMR;
                           Previously, Senior Vice President and Director of
                           Operations and Compliance of FMR U.K.



Thomas M. Sprague          Vice President of FMR and of funds advised by FMR.



Robert E. Stansky          Senior Vice President of FMR and Vice President of a
                           fund advised by FMR.



Scott D. Stewart           Vice President of FMR.



Cynthia L. Strauss         Vice President of FMR.



Thomas Sweeney             Vice President of FMR and of a fund advised by FMR.



Beth F. Terrana            Senior Vice President of FMR and Vice President of a
                           fund advised by FMR.



Yoko Tilley                Vice President of FMR.



Joel C. Tillinghast        Vice President of FMR and of a fund advised by FMR.



Robert Tuckett             Vice President of FMR.



Jennifer Uhrig             Vice President of FMR and of funds advised by FMR.



George A. Vanderheiden     Senior Vice President of FMR and Vice President of
                           funds advised by FMR; Director of FMR Corp.



Steven S. Wymer            Vice President of FMR and of a fund advised by FMR.





Item 29. Principal Underwriters
(a)-(c) Not applicable.
Item 30. Location of Accounts and Records
 All accounts, books, and other documents required to be maintained by
Section 31a of the 1940 Act and the Rules promulgated thereunder are maintained by Fidelity Management & Research Company or Fidelity Service Company, Inc., 82 Devonshire Street, Boston, MA 02109 or the fund's custodian Brown Brothers Harriman & Co., 40 Water Street, Boston, MA.
Item 31. Management Services
  Not applicable.
Item 32. Undertakings
The Registrant on behalf of Fidelity Exchange Fund, provided the information required by Item 5A is contained in the annual report, undertakes to furnish to each person to whom a prospectus has been delivered, upon their request and without charge, a copy of the Registrant's latest annual report to shareholders.
SIGNATURES
 Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 19 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 15th day of April, 1998.
        FIDELITY EXCHANGE FUND
          /s/Richard A. Silver
          Richard A. Silver, Treasurer

<F1>
<F1>